UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549

SCHEDULE 14A PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934

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QUANTUM CORPORATION

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The following is the text of an email sent by Jon W. Gacek to employees of Quantum Corporation (“Quantum”) on March 3, 2017, which incorporated an earlier email sent by Jon W. Gacek to employees of Quantum on February 2, 2017 that was filed with the Securities and Exchange Commission (“SEC”) on February 3, 2017. A copy of the press release issued by Quantum on March 3, 2017, which was attached as Exhibit 99.1 to the Current Report on Form 8-K filed with the SEC on March 3, 2017 and incorporated herein by reference, was attached to the email sent by Jon W. Gacek to employees of Quantum on March 3, 2017.

Email sent by Jon W. Gacek to employees of Quantum on March 3, 2017:

I’m following up on my email below to let you know that we have reached a settlement agreement with VIEX regarding the composition of Quantum’s board of directors, including nominees for our Annual Meeting of Stockholders on March 31. Here are the key elements of the agreement:

●	The size of the board will be reduced, from nine members to seven members.
●

We will nominate seven directors for election to the board at the Annual Meeting – five of our current board members and two individuals that had served as board observers under our previous standstill agreements with VIEX.

●	We will recruit three new, independent directors over the next 90 days, who – upon approval of the Quantum board and VIEX – will replace three of the directors elected at the Annual Meeting. The recruitment and approval of these directors will be based on a defined process involving both Quantum and VIEX.
●	In recruiting and appointing the three new directors, the primary focus will be identifying individuals who possess data storage expertise, including at least one new director with cloud storage software experience.
●	Following the appointment of the three new directors, a majority of the board will consist of new directors.
●

The newly constituted seven-member board will then serve as our slate of nominees for election at the subsequent Annual Meeting of Stockholders to be held in August of this year (the Annual Meeting on March 31 is our fiscal 2016 Annual Meeting, which we had delayed from last year, and the Annual Meeting in August will be our fiscal 2017 Annual Meeting).

●

VIEX will vote all of its shares in favor of all seven Quantum director nominees at the March 31 Annual Meeting and, subject to earlier termination under certain circumstances, will abide by standstill provisions through the March 31 and August Annual Meetings (e.g., VIEX will not propose an alternative slate of nominees for election at the August Annual Meeting).

As part of the move from nine to seven board members and the appointment of the three new directors, we have agreed that only two of the current board members on our previously proposed slate of nominees will remain on the reconstituted board (similarly, VIEX has agreed that only two individuals on its proposed slate will be members of the reconstituted board). The two current board members on our slate who will remain on the reconstituted board are Paul Auvil, our board chairman, and Gregg Powers, one of our top shareholders and a strong supporter of the strategic plan we’ve been pursuing. I firmly believe that having Paul and Gregg on the board is best for the company and our stockholders, so I will step off the board when the second of the three new directors is appointed and continue as President and CEO.

As stated in the attached press release we’ve just issued, we’re pleased that we’ve been able to reach an agreement with VIEX and believe it will help us in delivering long-term value to our stockholders while reinforcing that we are a reliable long-term storage provider for both customers and partners. I’m also excited about the opportunity to continue executing against our strategy and building on our momentum, and I look forward to drawing on the expertise of the new board members we will be recruiting.

We will be filing a new definitive proxy statement with our new slate of director nominees, and those of you that are stockholders will receive additional information about the March 31 Annual Meeting. Let’s all stay focused on delivering a strong quarter-end close and continuing to position Quantum for further success in the new fiscal year.

Thank you for your continued contributions. –Jon

***

Email sent by Jon W. Gacek to employees of Quantum on February 2, 2017:

On January 31 our standstill agreement with VIEX Capital Advisors expired, and today VIEX notified us of its intention to nominate five candidates for election to Quantum’s current nine-person board of directors at our  upcoming Annual Meeting of Stockholders on March 31. As you may recall, VIEX is a private investment firm and Quantum stockholder that had announced a slate of board candidates last summer, before the standstill agreement.

VIEX’s announcement is just the first step in a process for nominating and electing directors to the board. However, as we said in the attached press release issued today, if VIEX ultimately were to succeed in electing its five nominees to our nine-member board, it would obtain control of the board despite having only an 11% ownership stake. We do not believe this outcome would be appropriate or in the best interests of all Quantum stockholders.

Those of you who are stockholders will receive mailings from Quantum and possibly from VIEX about the Annual Meeting, and we will keep everyone updated on any future significant developments. For now, the best thing for us all to do is stay focused on executing against our Q4 priorities, building on our strong performance and momentum over the first three quarters of the fiscal year.

Thank you again for your continued hard work and dedication. --Jon